Exhibit 99.1

[Constellation letterhead]

October 15, 2010

Mr. Thomas Piquemal

Group Executive Vice President — Finance

22-30, avenue de Wagram

75382 Paris cedex 08 — France

Dear Thomas:

Thank you for your recent letter.  Let me begin by saying that we recognize and appreciate the significant efforts and resources that EDF has provided in working with Constellation Energy over the past several years to pursue the potential for a third nuclear unit at Calvert Cliffs.  Like you, we believe the Calvert Cliffs 3 project (CC3) is a vital component of Maryland’s energy future, and that new nuclear must play a major role in meeting the United States’ future energy needs.  For that reason, as detailed below, we propose a simple transfer of our interest in UniStar to EDF at well below market value in order to rapidly enable the CC3 project to move forward under your auspices.  We firmly pledge our cooperation to make this occur smoothly should you decide to accept this proposal.

This project has a long history.  Constellation Energy planted the seeds for CC3 more than five years ago when we developed the framework for what would become the UniStar venture.  As early as 2007, we recognized the significant financial resources needed to pursue the construction of a new nuclear plant.  It was this concern that resulted in Constellation Energy looking for a partner and EDF taking a 50 percent ownership interest in UniStar.  Since that time, we have worked collaboratively and successfully to position CC3 among the leading new nuclear projects in North America.  Unfortunately, market forces have worked against us.  The combination of the lack of a comprehensive energy policy which prices carbon, the issues associated with the loan guarantee, the significant decline in natural gas and power prices and the rising costs of nuclear construction have brought us to this point.  We have had the firm support of the Maryland Congressional delegation, the Governor, our allies in labor and the public officials and the people of Calvert County.  House Majority Leader Steny Hoyer, in particular, has been a stalwart supporter of the project and has done and will continue to do all he can to improve conditions for the renaissance of new nuclear. And for this we are very grateful.

Let me briefly restate the central premise of the Oct. 8 letter we sent to the U.S. Department of Energy (DOE) explaining why we could not proceed further with loan guarantee discussions.  That outcome was essentially a simple matter of economics, something familiar to virtually any business — American or French — or, for that matter, any family.  The proposed costs associated with DOE’s loan guarantee proposal simply were too high and the required conditions too burdensome to be workable for a company of our size.  We have repeatedly discussed these matters with EDF over the past several months and indicated that in order to move forward with CC3 we needed to significantly restructure our UniStar partnership.

As someone who has been among the leading champions and drivers of this project for many years, I can tell you that our inability to secure a workable loan guarantee was very painful to me on a personal level.  I know our dedicated and hard-working employees felt the same way.  It was an extraordinarily disappointing outcome and yet we always knew — and shared with our stakeholders — that Constellation Energy’s new nuclear ambitions must be guided by the risks and costs associated with CC3.  As a result, we made the only decision we could make.

Your letter correctly and appropriately underscores that Constellation’s decision does not — and should not — undermine the prospects for developing CC3.  Your offer to move ahead unilaterally to the development phase is welcome news for Maryland.  In a broader sense, the commitment you are making speaks directly to EDF’s reputation and position as the world’s nuclear leader.  To help EDF achieve that goal and in support of Maryland’s energy future, our company offers the following:

•                  EDF can acquire Constellation Energy’s interest in UniStar at far below market value.  Constellation will convey its 50% interest in UniStar, which includes the land for CC3, for $1.  Constellation seeks only to receive reimbursement of $117 million related to Constellation’s share of the generic development and design costs for the US EPR incurred to date.  This offer represents a small fraction of the $817 million invested by EDF and Constellation in pursuit of building CC3.  And by any measure, our offer is substantially below the overall fair market value of UniStar.  We have attached a term sheet that outlines Constellation’s proposal to EDF related to UniStar.

•                  We pledge that EDF will have Constellation’s total support and full cooperation in executing the necessary agreements to transfer all UniStar interests and obligations to EDF.

•                  We will continue to work with you as necessary to keep the regulatory approval process on track and moving forward, lending Constellation’s assistance and expertise as required to help you see this through to the next phase.

•                  Time is of the essence to this offer.  Constellation Energy’s Board of Directors stands ready to approve this transfer immediately, to ensure the best prospects for UniStar success.

Having invested considerable time and resources into our partnership, we agree with you that there is significant market value in UniStar.  Our proposal provides a solution by which our companies can quickly resolve UniStar’s ownership structure, so that EDF can preserve and maximize UniStar’s value and advance the prospects of CC3 with confidence.

Since our proposal will enable you to move forward with CC3 by conveying to you all of our interests in CC3 and UniStar at well below fair market value, we believe that the separate matter of our contractual disagreement over the put option should be addressed separately.  That commercial dispute should not be used to hold the prospect of CC3 hostage.

Let me close by saying that as we deliberated these matters, it was our hope that CC3 would survive and advance even if Constellation was unable to proceed further with the project.  We know how much this project means to Maryland.  We believe in new nuclear.  We want to see CC3 built, creating jobs for Maryland workers and a clean energy supply that will endure for decades.

While there may be disagreements between our companies, I still believe strongly that we share the same dream for CC3.  The offer I have outlined today would keep that dream alive.  I respectfully request that EDF give this proposal serious and prompt deliberation and advise us of your decision as soon as possible.

In that regard, we request that you indicate your agreement with the attached proposal by signing below.  In addition, our attorney will be forwarding to your attorney a definitive agreement for our proposal by the close of business on Friday.

Sincerely,

/s/ Michael J. Wallace

Michael J. Wallace
MJW:mag

Attachment

Agreed to and accepted:

EDF Inc.

By:
Name:
Title:

PROPOSAL:  SUMMARY OF TERMS

Transferors	Constellation New Nuclear, LLC (“CNN”) and Constellation Energy Group, Inc. (“Constellation”).

Transferee	EDF Inc. (f/k/a EDF Development Inc.) (“EDF”).

Securities	All of CNN’s membership interests (the “Transferred Interests”) in UniStar Nuclear Energy, LLC (“UNE”), which constitute 50% of the total membership interests of UNE.

Transaction; Consideration

In consideration of (a) the sum of (i) $117 million for the reimbursement of generic development costs for the U.S. EPR and (ii) $1.00 for all of Constellation’s other rights and interest with respect to UNE, payable by EDF to CNN at the closing of the Transaction (the “Closing”) by wire transfer of immediately available funds, and (b) the other agreements set forth in the paragraph captioned “Additional Agreements”:

•                  CNN shall sell, transfer and assign to EDF all of its right, title and interest in and to the Transferred Interests to EDF, free and clear of all encumbrances; and

•                  Constellation shall transfer to EDF or UNE, as directed by EDF, all of Constellation’s right, title and interest in and to the intellectual property associated with UNE and the U.S. EPR, as shall be agreed by Constellation and EDF and reflected in the definitive Transaction agreements.

Additional Agreements

UNE shall agree that neither Constellation nor Constellation Energy Nuclear Group, LLC (“CENG”) shall have any obligation to transfer the ownership of the NMP3 or Ginna 2 property to UNE. The Transfer Agreement, dated as of July 20, 2007 shall be terminated as of Closing, and CENG and Constellation (and all of Constellation’s affiliates) shall be released from all obligations under the Transfer Agreement.

UNE shall agree to transfer the CC3 and CC4 properties back to CENG if UNE does not pour safety-related concrete for CC3 by January 1, 2016, pursuant to a COL issued by the NRC.

Effective upon the Closing, EDF shall assume all liabilities and commitments associated with UNE, including, but not limited to, all contract termination costs associated with UNE’s operations. CNN’s obligations under the Amended and Restated Operating Agreement, dated as of November 6, 2009 (the “UNE Operating Agreement”) shall be suspended during the period from the date of countersignature by EDF of the letter to which this

Summary of Terms is attached (the “Letter”) until the Closing, and all such obligations shall be released at Closing retroactive to the date of EDF’s countersignature of the Letter. At the Closing, EDF and UNE shall provide CNN and Constellation with a release from all obligations under the UNE Operating Agreement and with respect to UNE generally.

EDF shall agree to cause UNE to abide by the foregoing obligations and to require that any new members of UNE also shall agree to cause UNE to abide by these obligations.

Definitive Agreement

The definitive purchase and sale agreement for the Transaction (the “PSA”) shall include only limited representations and warranties from the parties regarding (i) ownership and transfer of the Transferred Interests (including absence of encumbrances) (from CNN only); (ii) authorization and enforceability of the PSA and any other definitive agreements and of the Transaction; (iii) absence of conflicts; and (iv) absence of litigation regarding the Transaction.

These representations and warranties shall survive the Closing.

Because we do not anticipate any required regulatory approvals, the PSA shall provide for a simultaneous signing and closing.

At and as of the Closing, all officers and directors of UNE appointed by Constellation shall resign.

Transitional Matters

In connection with the Transaction, the parties will implement the following interim and transitional arrangements:

•                  CENG shall continue to provide seconded employees to UNE for a period of one year from the Closing pursuant to the existing secondment agreement with UNE. The secondment agreement will be amended to: (i) extend its term through the date that is one year after the Closing; (ii) provide UNE the right, but not the obligation, to offer the seconded employees full-time employment at any time; and (iii) provide UNE the exclusive right to terminate the arrangement upon 90 days written notice to CENG.

•                  CENG shall continue to provide administrative services to UNE for a period of one year from the Closing pursuant to the existing administrative services agreement with UNE. This agreement will be amended to: (i) extend its term through the date that is one year after the Closing; and (ii) provide UNE the exclusive right to terminate the arrangement upon 60 days written notice to CENG.

•                  Constellation shall continue to provide administrative services to UNE for a period of one year from the Closing pursuant to the existing administrative services agreements with UNE. These agreements will be amended to: (i) extend their term through the date that is one year after the Closing; and (ii) provide UNE the exclusive right to terminate the arrangement upon 60 days written notice to Constellation.

Other Matters

The Proposal (meaning the Letter, together with this Summary of Terms) is an expression of current intent and is not and shall not be deemed to be legally binding, or impose any legal, contractual or other duties or obligations, on any of Constellation, EDF or any other person or entity, except that the suspension of CNN’s obligations under the UNE Operating Agreement referenced under the caption of “Additional Agreements” above shall be legally binding and enforceable upon countersignature of the Letter by EDF. The suspension of CNN’s obligations pursuant to the prior sentence shall remain in full force and effect until the earlier of (i) the Closing or (ii) the receipt by either EDF or Constellation of written notice from the other that it is terminating discussions concerning the Proposal.

Neither the execution of the Letter, the PSA, or any other agreement relating to the Transaction, nor the Closing shall alter or have any other impact on any of the contractual or other relationships between EDF and/or its affiliates and Constellation and/or its affiliates, except as expressly specified in this Proposal.